                                                                    Exhibit 99.2

FINANCIAL STATEMENTS

HigherMarkets, Inc. (a development stage company)
For the year ended December 31, 2001, for the period from February 15, 2000 (inception) through December 31, 2000 and for the period from February 15, 2000 (inception) through December 31, 2001 with Report of Independent Auditors

                               HigherMarkets, Inc.
                          (a development stage company)

                              Financial Statements

            For the year ended December 31, 2001, for the period from February 15, 2000 (inception) through December 31, 2000 and for the period from
             February 15, 2000 (inception) through December 31, 2001

                                    CONTENTS

Report of Independent Auditors.................................................1

Audited Financial Statements

Balance Sheets.................................................................2
Statements of Operations.......................................................3
Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit.4
Statements of Cash Flows.......................................................6
Notes to Financial Statements..................................................8

                         Report of Independent Auditors

The Board of Directors and Stockholders
 HigherMarkets, Inc.

We have audited the accompanying balance sheets of HigherMarkets, Inc. (a development stage company) as of December 31, 2001 and 2000 and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the year ended December 31, 2001, for the period from February 15, 2000 (inception) through December 31, 2000 and for the period from February 15, 2000 (inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HigherMarkets, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001, for the period from February 15, 2000 (inception) through December 31, 2000 and for the period from February 15, 2000 (inception) through December 31, 2001, in conformity with generally accepted accounting principles in the United States.

The accompanying financial statements have been prepared assuming that HigherMarkets will continue as a going concern. As more fully described in Note 1, the Company has incurred operating losses since inception. This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

February 1, 2002

                               HigherMarkets, Inc.
                          (a development stage company)

                                 Balance Sheets

                                                                                         DECEMBER 31,
                                                                                    2001               2000
                                                                                -------------------------------
ASSETS
Current assets:
  Cash                                                                          $   1,397,851   $    7,686,139
  Restricted cash                                                                           -          507,422
  Restricted short-term investments                                                    40,919           39,074
  Prepaid expenses and other current assets                                            59,733          122,029
                                                                                ------------------------------
Total current assets                                                                1,498,503        8,354,664

Property and equipment, net                                                         1,791,428        2,956,408
Restricted certificate of deposit                                                     471,953          469,942
Other assets                                                                           96,182           24,406
                                                                                ------------------------------
Total assets                                                                    $   3,858,066   $   11,805,420
                                                                                ==============================

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                              $     255,500   $    1,323,250
  Accrued expenses                                                                     34,512           40,492
  Accrued rent                                                                        151,808                -
  Due to related party                                                                160,409          160,409
  Capital lease obligations, current portion                                           41,094           93,862
                                                                                ------------------------------
Total current liabilities                                                             643,323        1,618,013

Capital lease obligations                                                                   -           41,094
Accrued rent                                                                          468,076                -
Deferred rent                                                                          26,372                -

Redeemable convertible Series B preferred stock, $0.001 par value, liquidation preference of $41,408,778 at December 31, 2001 and
  $41,514,002 at December 31, 2000:
    Authorized shares - 11,440,323
    Issued and outstanding shares - 11,131,392 at December 31, 2001
      and 11,159,678 at December 31, 2000                                          15,254,758       14,182,793

Stockholders' deficit:
  Series A preferred stock, $0.001 par value, liquidation preference of
  $1,400,001 at December 31, 2001and 2000:
    Authorized shares - 4,839,746
    Issued and outstanding shares - 3,589,746 at December 31, 2001
      and 2000                                                                          3,590            3,590
  Common stock, $0.001 par value:
    Authorized shares - 27,250,000
    Issued and outstanding shares - 7,242,606 at December 31,
      2001 and 7,324,500 at December 31, 2000                                           7,243            7,325
  Additional paid-in capital                                                        1,674,323        1,506,137
  Deferred compensation                                                                (5,375)          (6,650)
  Deficit accumulated during the development stage                                (14,214,244)      (5,546,882)
                                                                                ------------------------------
Total stockholders' deficit                                                       (12,534,463)      (4,036,480)
                                                                                ------------------------------
Total liabilities and stockholders' deficit                                     $   3,858,066   $   11,805,420
                                                                                ==============================

SEE ACCOMPANYING NOTES.

                               HigherMarkets, Inc.
                          (a development stage company)

                            Statements of Operations

                                                                     PERIOD FROM          PERIOD FROM
                                                                     FEBRUARY 15,         FEBRUARY 15,
                                                                        2000                 2000
                                                                     (INCEPTION)          (INCEPTION)
                                               YEAR ENDED              THROUGH              THROUGH
                                                DECEMBER             DECEMBER 31,          DECEMBER 31,
                                                  2001                  2000                  2001
                                            ------------------------------------------------------------
Operating expenses:
  Product development                       $       2,895,384      $     2,134,929     $       5,030,313
  General and administrative                        2,118,153            2,153,249             4,271,402
  Sales and marketing                               1,709,763              702,436             2,412,199
  Depreciation and amortization                     1,606,144               94,551             1,700,695
                                            ------------------------------------------------------------
Total operating expenses                            8,329,444            5,085,165            13,414,609

Other income and (expense):
  Interest income                                     227,210              112,448               339,658
  Other income                                        581,914                    -               581,914
  Interest and other expense                          (40,002)            (297,405)             (337,407)
                                            ------------------------------------------------------------
Net other                                             769,122             (184,957)              584,165
                                            ------------------------------------------------------------
Net loss                                    $      (7,560,322)     $    (5,270,122)    $     (12,830,444)
                                            ============================================================

SEE ACCOMPANYING NOTES.

                               HigherMarkets, Inc.
                          (a development stage company)

 Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit

       Year ended December 31, 2001 and the period from February 15, 2000
                     (inception) through December 31, 2000

                                                                                         STOCKHOLDERS' DEFICIT
                                                                        ------------------------------------------------------------
                                          REDEEMABLE CONVERTIBLE               CONVERTIBLE
                                         PREFERRED STOCK SERIES B        PREFERRED STOCK SERIES A          COMMON STOCK
                                      ----------------------------------------------------------------------------------------------
                                         SHARES           AMOUNT           SHARES        AMOUNT          SHARES        AMOUNT
                                      ----------------------------------------------------------------------------------------------
Issuance of common stock to
   founders and investor for cash,
   net of issuance costs of $4,020                    -    $         -             -     $         -    6,174,500     $     6,175
Issuance of Series A preferred
   stock, net of issuance costs of
   $25,464                                            -              -     3,589,746           3,590            -               -
Issuance of common stock to
   employee for cash                                  -              -             -               -    1,150,000           1,150
Repurchase of common stock from
   founder for cash, net of
   compensation expense                               -              -             -               -     (375,000)           (375)
Issuance of common stock to
   employee for cash                                  -              -             -               -      375,000             375
Issuance of warrants to purchase
   Series B redeemable convertible
   preferred stock in conjunction
   with issuance of convertible
   notes payable                                      -        291,000             -               -            -               -
Issuance of Series B redeemable
   convertible preferred stock for
   cash and conversion of convertible
   note payable and related accrued
   interest, net of issuance costs
   of $222,968                               11,159,678     13,615,033             -               -            -               -

                                                                    STOCKHOLDERS' DEFICIT
                                             ---------------------------------------------------------------
                                                                                 DEFICIT
                                                                               ACCUMULATED
                                              ADDITIONAL                        DURING THE        TOTAL
                                               PAID-IN            DEFERRED     DEVELOPMENT    STOCKHOLDERS'
                                               CAPITAL          COMPENSATION      STAGE         DEFICIT
                                             --------------------------------------------------------------
Issuance of common stock to
   founders and investor for cash,
   net of issuance costs of $4,020           $     (4,020)      $          -   $          -   $       2,155
Issuance of Series A preferred
   stock, net of issuance costs of
   $25,464                                      1,370,947                  -              -       1,374,537
Issuance of common stock to
   employee for cash                               90,850                  -              -          92,000
Repurchase of common stock from
   founder for cash, net of
   compensation expense                           (32,915)                 -              -         (33,290)
Issuance of common stock to
   employee for cash                               74,625                  -              -          75,000
Issuance of warrants to purchase
   Series B redeemable convertible
   preferred stock in conjunction
   with issuance of convertible
   notes payable                                        -                  -              -               -
Issuance of Series B redeemable convertible
preferred stock for cash and
   conversion of convertible note payable
and related accrued interest, net of
   issuance costs of $222,968                           -                  -              -               -

                               HigherMarkets, Inc.
                          (a development stage company)

 Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit
                                   (continued)

       Year ended December 31, 2001 and the period from February 15, 2000
                     (inception) through December 31, 2000

                                                                                            STOCKHOLDERS' DEFICIT
                                                                  ------------------------------------------------------------------
                                            REDEEMABLE CONVERTIBLE           CONVERTIBLE
                                            PREFERRED STOCK SERIES B    PREFERRED STOCK SERIES A          COMMON STOCK
                                            ----------------------------------------------------------------------------------------
                                               SHARES        AMOUNT        SHARES        AMOUNT        SHARES         STAGE
                                            ----------------------------------------------------------------------------------------
Issuance of common stock warrants
   in connection with office lease                    -   $          -             -     $         -            -     $         -
Dividend accrual in conjunction
   with Series B redeemable
   convertible preferred stock                        -        276,760             -               -            -               -
Net loss and comprehensive loss                       -              -             -               -            -               -
                                             ---------------------------------------------------------------------------------------
Balance at December 31, 2000                 11,159,678     14,182,793     3,589,746           3,590    7,324,500           7,325
Cancellation of Series B redeemable
   convertible preferred stock                  (28,286)       (35,075)
Repurchase of common stock from
   founders                                           -              -             -               -      (91,894)            (92)
Issuance of common stock in
   connection with exercise of
   stock options for cash                             -              -             -               -       10,000              10
Issuance of warrants                                  -              -             -               -            -               -
Compensation related to acceleration
   of vesting on common shares and
   options granted to nonemployees                    -              -             -               -            -               -
Amortization of deferred
   compensation related to warrants                   -              -             -               -            -               -
Dividend accrual in conjunction
   with Series B redeemable
   convertible preferred stock                        -      1,107,040             -               -            -               -
Net loss and comprehensive loss                       -              -             -               -            -               -
                                             ---------------------------------------------------------------------------------------
Balance at December 31, 2001                 11,131,392   $ 15,254,758     3,589,746     $     3,590    7,242,606     $     7,243
                                             =======================================================================================

                                                             STOCKHOLDERS' DEFICIT
                                            --------------------------------------------------------------
                                                                                 DEFICIT
                                                                               ACCUMULATED
                                             ADDITIONAL                        DURING THE       TOTAL
                                              PAID-IN            DEFERRED      DEVELOPMENT   STOCKHOLDERS'
                                              CAPITAL          COMPENSATION      DEFICIT       DEFICIT
                                            --------------------------------------------------------------
Issuance of common stock warrants
   in connection with office lease          $      6,650       $     (6,650)  $          -   $           -
Dividend accrual in conjunction
   with Series B redeemable
   convertible preferred stock                         -                  -       (276,760)       (276,760)
Net loss and comprehensive loss                        -                  -     (5,270,122)     (5,270,122)
                                            --------------------------------------------------------------
Balance at December 31, 2000                   1,506,137             (6,650)    (5,546,882)     (4,036,480)
Cancellation of Series B redeemable
   convertible preferred stock
Repurchase of common stock from
   founders                                            -                  -              -             (92)
Issuance of common stock in
   connection with exercise of
   stock options for cash                            790                  -              -             800
Issuance of warrants                             115,000                  -              -         115,000
Compensation related to acceleration
   of vesting on common shares and
   options granted to nonemployees                52,396                  -              -          52,396
Amortization of deferred
   compensation related to warrants                    -              1,275              -           1,275
Dividend accrual in conjunction
   with Series B redeemable
   convertible preferred stock                         -                  -     (1,107,040)     (1,107,040)
Net loss and comprehensive loss                        -                  -     (7,560,322)     (7,560,322)
                                            --------------------------------------------------------------
Balance at December 31, 2001                $  1,674,323       $     (5,375)  $(14,214,244)  $ (12,534,463)
                                            ==============================================================

SEE ACCOMPANYING NOTES.

                               HigherMarkets, Inc.
                          (a development stage company)

                            Statements of Cash Flows

                                                                                PERIOD FROM       PERIOD FROM
                                                                                FEBRUARY 15,      FEBRUARY 15,
                                                                                   2000              2000
                                                                                (INCEPTION)       (INCEPTION)
                                                                YEAR ENDED        THROUGH           THROUGH
                                                                 DECEMBER       DECEMBER 31,      DECEMBER 31,
                                                                   2001            2000              2001
                                                            ----------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                    $     (7,560,322)  $   (5,270,122)  $    (12,830,444)
Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation and amortization                                  1,606,144           94,551          1,700,695
    Interest expense in connection with Series B
      Stock warrants                                                       -          291,000            291,000
    Interest expense on convertible notes payable                          -            1,727              1,727
    Interest income accrued on certificate of deposit                 (2,011)               -             (2,011)
    Compensation expense related to repurchase
       of shares from founder                                              -           41,710             41,710
    Compensation expense related to acceleration
       of vesting on common shares and
       nonemployee stock options                                      52,396                -             52,396
    Amortization of deferred compensation                              1,275                -              1,275
    Loss on disposal of equipment                                     20,980                -             20,980
    Amortization of warrant issued in connection
       with a strategic alliance agreement                            33,541                -             33,541
    Changes in operating assets and liabilities:
       Restricted cash and short-term investments                    507,422         (507,422)                 -
       Prepaid expenses and other assets                              36,904         (146,435)          (109,531)
       Accounts payable                                           (1,067,750)       1,323,250            255,500
       Accrued expenses                                               (5,980)          40,492             34,512
       Accrued rent                                                  619,884                -            619,884
       Deferred rent                                                  26,372                -             26,372
       Due to related party                                                -          160,409            160,409
                                                            ----------------------------------------------------
Net cash used in operating activities                             (5,731,145)      (3,970,840)        (9,701,985)

INVESTING ACTIVITIES
Purchases of property and equipment                                 (462,144)      (2,855,923)        (3,318,067)
Purchases of short-term investments and certificate of
  deposit                                                            (40,919)        (509,016)          (549,935)
Maturities of short-term investments                                  39,074                -             39,074
                                                            ----------------------------------------------------
Net cash used in investing activities                               (463,989)      (3,364,939)        (3,828,928)

FINANCING ACTIVITIES
Net proceeds from issuance of convertible Series A
  preferred stock                                                          -        1,374,537          1,374,537
Net proceeds from issuance of redeemable
  convertible Series B preferred stock                                     -       12,803,306         12,803,306
Principal payments on capital lease obligations                      (93,862)         (60,080)          (153,942)
Net proceeds from issuance of common stock                               800          169,155            169,955
Repurchase of common stock from founder                                  (92)         (75,000)           (75,092)
Proceeds from issuance of convertible notes
  payable                                                                  -          810,000            810,000
                                                            ----------------------------------------------------
Net cash (used in) provided by financing
activities                                                           (93,154)      15,021,918         14,928,764
                                                            ----------------------------------------------------
Net (decrease) increase in cash                                   (6,288,288)       7,686,139          1,397,851
Cash at beginning of period                                        7,686,139                -                  -
                                                            ----------------------------------------------------
Cash at end of period                                       $      1,397,851   $    7,686,139   $      1,397,581
                                                            ====================================================

                               HigherMarkets, Inc.
                          (a development stage company)

                       Statement of Cash Flows (continued)

                                                                                PERIOD FROM       PERIOD FROM
                                                                                FEBRUARY 15,      FEBRUARY 15,
                                                                                   2000              2000
                                                                                (INCEPTION)       (INCEPTION)
                                                              YEAR ENDED          THROUGH           THROUGH
                                                               DECEMBER         DECEMBER 31,      DECEMBER 31,
                                                                 2001              2000              2001
                                                            ----------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Property, plant and equipment acquired under
  capital lease obligations                                 $              -   $      195,036   $        195,036
                                                            ====================================================
Deferred compensation related to stock option
  grants and common stock issuances and
  issuance of common stock warrants                         $              -   $        6,650   $          6,650
                                                            ====================================================
Accrual of dividend on redeemable convertible
  Series B preferred stock                                  $      1,107,040   $      276,760   $      1,383,800
                                                            ====================================================
Conversion of convertible notes payable and
  related accrued interest to redeemable
  convertible Series B preferred stock                      $              -   $      811,727   $        811,727
                                                            ====================================================
Issuance of warrant in connection with a
  strategic alliance agreement                              $        115,000   $            -   $        115,000
                                                            ====================================================

SEE ACCOMPANYING NOTES.

                               HigherMarkets, Inc.
                          (a development stage company)

                          Notes to Financial Statements

                           December 31, 2001 and 2000

1.  COMPANY AND BASIS OF PRESENTATION

HigherMarkets, Inc. (the "Company") was incorporated in the state of Delaware on February 15, 2000. The Company is a service provider that has developed an e-procurement solution for universities and other educational institutions. The Company's activities since inception have consisted primarily of raising capital, recruiting key personnel and the initial design and development of the e-procurement software. Accordingly, the Company is considered to be in the development stage.

The Company has generated operating losses since inception and forecasts that it may not have sufficient cash to fund its operations through 2002. This situation raises substantial doubt about the Company's ability to continue as a going concern. Management is actively marketing its e-procurement solution to several customers and is also pursuing additional sources of financing. However, there can be no assurances that the Company will be able to generate sufficient cash flow from operations, that additional financing will be available in sufficient amounts to meet its operating needs, or that such financing would be available on terms acceptable to the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RECLASSIFICATIONS

Certain reclassifications of prior-year amounts have been made to conform to the current-year presentation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. The Company's cash equivalents consist mainly of money market funds and certificates of deposit.

RESTRICTED INVESTMENTS

The certificate of deposit is restricted and secures a letter of credit related to the Company's lease agreement (see Note 5). The certificate of deposit is with a bank, bears interest at 2.42% per annum and will mature on October 29, 2002. The carrying amount approximates fair value.

The Company maintains two short-term restricted cash balances in accordance with a lease agreement. The balances are held with a bank and expire at the end of the lease which is in June 2002.

CONCENTRATION OF CREDIT RISK

The Company is subject to concentrations of credit risk from its cash investments. The Company's credit risk is managed through monitoring the stability of the financial institutions utilized and diversification of its financial resources.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of the respective assets, ranging from two to five years.

The Company capitalizes costs associated with software developed or obtained for internal use subsequent to the establishment of technological feasibility in accordance with Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. Capitalized internal use software costs with an expected useful life in excess of one year are amortized on a straight-line basis over their estimated useful lives ranging from 18 months to three years.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews long-lived assets (property and equipment) for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

INCOME TAXES

The Company utilizes the liability method of accounting, under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the net amounts expected to be realized.

COMPREHENSIVE INCOME (LOSS)

The Company has no other components of comprehensive income (loss) and, accordingly, net loss is equal to comprehensive loss for the year ended December 31, 2001, for the period from February 15, 2000 (inception) through December 31, 2000 and for the period from February 15, 2000 (inception) through December 31, 2001.

STOCK BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS 123 requires companies that continue to follow APB 25 to provide a pro forma disclosure of the impact of applying the fair value of SFAS 123 (see Note 7).

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK BASED COMPENSATION (CONTINUED)

The Company complies with Financial Accounting Standards Board ("FASB") Interpretation No. 44 ("FIN 44"), ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, an interpretation of APB No. 25. FIN 44 clarifies guidance for certain issues that arose in the application of APB No. 25. FIN 44 was effective and applied prospectively to all new awards, modifications to outstanding awards and changes in employee status on or after July 1, 2000.

RECENTLY ISSUED ACCOUNTING STANDARDS

In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS ("SFAS 144"). SFAS 144 supercedes SFAS 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF, and the accounting and reporting provisions of Accounting Principals Board Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS-REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business. SFAS 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statements, but broadens the presentation to include a component of an entity. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and the interim periods within. The Company does not believe that the adoption of SFAS 144 on January 1, 2002 will have a material impact on the Company's financial position or results of operations.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                                                  DECEMBER 31,
                                                                             2001              2000
                                                                      -----------------------------------
Computers and equipment                                               $        320,800  $        317,518
Furniture and fixtures                                                           8,000            17,744
Capitalized software                                                         2,834,796         2,440,195
Leasehold improvements                                                         283,123           275,502
                                                                      -----------------------------------
                                                                             3,446,719          3,050,959
Less: accumulated depreciation and amortization                             (1,655,291)           (94,551)
                                                                      -----------------------------------
                                                                      $      1,791,428  $       2,956,408
                                                                      ===================================

The Company leases certain furniture, office and computer equipment under noncancelable lease agreements that are accounted for as capital leases. Such cost for furniture, office and computer equipment under capital lease arrangements, included in property and equipment, aggregated $195,036 at December 31, 2001 and 2000. Related accumulated amortization was $124,431 and $26,913 at December 31, 2001 and 2000, respectively.

Amortization expense related to the capitalized software was $1,380,147, $54,158 and $1,434,305 for the year ended December 31, 2001, for the period from February 15, 2000 (inception) through December 31, 2000 and for the period from February 15, 2000 (inception) through December 31, 2001, respectively.

The Company wrote off idle computers and furniture and fixtures during the year ended December 31, 2001 with a net book value of $20,980. The loss on disposal was recorded in general and other administrative expenses.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

4. INCOME TAXES

As of December 31, 2001 and 2000, the Company had deferred tax assets of approximately $5,400,000 and $2,100,000, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by approximately $3,300,000, $2,100,000 and $5,400,000 for the year ended December 31, 2001, for the period from February 15, 2000 (inception) through December 31, 2000 and for the period from February 14, 2000 (inception) through December 31, 2001, respectively. Deferred tax assets primarily relate to net operating loss carryforwards.

As of December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $12,900,000. The net operating loss carryforwards will expire at various dates beginning in 2010, if not utilized.

Utilization of the net operating loss carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar, state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

5. COMMITMENTS AND CONTINGENCIES

CAPITAL AND OPERATING LEASES

The Company leases its office space under an operating lease with fixed escalating rental payments through January 2006. As such, the Company has recorded deferred rent of $26,372 at December 31, 2001. Under the lease arrangement, the Company is required to maintain a standby letter of credit totaling $464,305. The standby letter of credit will be reduced by $35,000 beginning January 2, 2003 and on each January 2 thereafter throughout the term of the lease.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

CAPITAL AND OPERATING LEASES (CONTINUED)

Future minimum commitments under noncancelable capital leases and operating leases with initial terms of one year or more are as follows:

                                                                         CAPITAL        OPERATING LEASES
                                                                          LEASES
                                                                      -----------------------------------
2002                                                                  $         42,756  $         457,980
2003                                                                                 -            521,150
2004                                                                                 -            584,324
2005                                                                                 -            647,496
2006 and thereafter                                                                  -             28,953
                                                                      -----------------------------------
Total minimum lease payments                                                    42,756  $       2,239,903
                                                                                        =================
Less interest                                                                    1,662
                                                                      ----------------
Present value of minimum lease payments                                         41,094
Less current portion                                                            41,094
                                                                      ----------------
Capital lease obligations, less current portion                       $              -
                                                                      ================

Rent expense totaled $550,855, $116,891 and $667,746 for the year ended December 31, 2001, for the period from February 15, 2000 (inception) through December 31, 2000 and for the period from February 15, 2000 (inception) through December 31, 2001, respectively.

At December 31, 2001, the Company had vacant and idle office space. No sublease arrangements have been entered into for this vacant space. Accordingly, the Company has accrued $619,884 at December 31, 2001 to reflect the remaining rental charges to be incurred for this idle space over the remaining lease term. This charge is included in general and administrative expenses.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

5.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

OTHER COMMITMENTS

The Company has executed a three-year contract with an internet service provider to host its Website and e-procurement software. The contract contains a cancellation penalty equal to the net present value of $4,000 per month for the remaining term, discounted at 5%. Future commitments under this agreement are $222,000 for 2002 and $148,000 in 2003. The contract term ends in July 2003.

The Company is obligated to pay a minimum royalty of 1% of annual revenue in connection with software it has licensed from a third party. No royalty liability has been incurred to date.

6.  CONVERTIBLE NOTES AND REDEEMABLE CONVERTIBLE SERIES B PREFERRED STOCK

CONVERTIBLE NOTES PAYABLE

In September 2000, the Company issued convertible notes payable for total cash proceeds of $810,000. The notes were convertible into shares of Series B redeemable preferred stock at approximately $1.24 per share. The notes had an original maturity date of March 2001 and were subject to interest at 6% per annum. The notes and $1,727 in accrued but unpaid interest were converted into shares of Series B redeemable convertible preferred stock in September 2000. In conjunction with this debt issuance, the company issued to the holders of the notes warrants to purchase 162,000 shares of the Company's Series B redeemable convertible preferred stock at an exercise price of $1.24 per share. The warrants have a contractual life of ten years. The amount was recorded as a discount to convertible notes payable. The fair value of the warrants and the resulting beneficial conversion associated with the notes, determined in accordance with EITF 00-27, APPLICATION OF EITF ISSUE NO. 98-5, "ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIOS," TO CERTAIN CONVERTIBLE INSTRUMENTS totaled $291,000 and were recorded as interest expense. None of the warrants were exercised as of December 31, 2001.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

6. CONVERTIBLE NOTES AND REDEEMABLE CONVERTIBLE SERIES B PREFERRED STOCK (CONTINUED)

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

In September 2000, the Company issued 11,159,678 shares of Series B redeemable preferred stock ("Series B") at $1.24 per share in exchange for cash proceeds of $13,026,274 and the conversion of notes payable and related accrued interest expense of $811,127, net of issuance costs of $222,968.

Each share of the Series B redeemable convertible preferred stock is, at the option of the holder, convertible into shares of common stock, subject to certain antidilution adjustments, in accordance with the conversion formula provided in the Company's Articles of Incorporation (currently a 1:1 ratio). Outstanding Series B shares automatically convert into common stock as follows:
(a) at the election of at least a majority of the outstanding shares or (b) upon the closing of an initial public offering of the Company's common stock in which gross proceeds exceed $25,000,000 and a minimum per share price equal to or in excess of $4.96 per share, subject to certain antidilution adjustments.

Holders of Series B are entitled to receive a cumulative cash dividend of $0.0992 per share per annum. A dividend of $1,383,800 has been accrued at December 31, 2001, but is not subject to payment until declared by the Board of Directors.

Series B stockholders are entitled to the number of votes equal to the number of shares of common stock into which their shares could be converted. In addition, Series B stockholders have the right to elect two directors voting together as a single class.

At any time after September 29, 2005, upon the written consent of a majority of the holders of the outstanding shares of Series B, the Company must redeem all issued, outstanding and unconverted Series B shares. The redemption price for each share of Series B is an amount equal to the greater of the original issue price for Series B or the fair value of such shares. The difference between the original purchase price of the Series B shares and its fair value will be accreted via a charge to accumulated deficit over the period extending to September 29, 2005. There was no charge to accumulated deficit through December 31, 2001.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

6. CONVERTIBLE NOTES AND REDEEMABLE CONVERTIBLE SERIES B PREFERRED STOCK (CONTINUED)

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

Upon liquidation, the Series B preferred stockholders would receive a return equal to $3.72 per share and any accrued but unpaid dividends. In the event of a liquidation not sufficient to satisfy the intended liquidation provisions, Series B preferred stockholders will generally have preference over Series A preferred stockholders.

In December 2001, the Company rescinded 28,286 shares of Series B redeemable convertible preferred stock with a purchase price of $35,075 from a shareholder. The related warrant to purchase Series B redeemable convertible preferred stock was also canceled.

7.  STOCKHOLDERS' DEFICIT

SERIES A CONVERTIBLE PREFERRED STOCK

In March, May and July 2000, the Company issued a total of 3,589,746 shares of Series A Convertible Preferred Stock for cash proceeds of $1,374,537, net of issuance costs of $25,464.

Each share of the Series A convertible preferred stock is, at the option of the holder, convertible into shares of common stock, subject to certain antidilution adjustments, in accordance with the conversion formula provided in the Company's Articles of Incorporation (currently a 1:1 ratio). Outstanding Series A preferred shares automatically convert into common stock as follows: (a) at the election of at least a majority of the outstanding Series A shares or (b) upon the closing of an initial public offering of the Company's common stock in which gross proceeds exceed $10,000,000 and a minimum per share price equal to or in excess of $1.17 per share, subject to certain antidilution adjustments.

Each share of convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted. In addition, Series A stockholders have the right to elect one director, voting together as a single class.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

7.  STOCKHOLDERS' DEFICIT (CONTINUED)

SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED)

Upon liquidation, Series A preferred stockholders will receive $0.39 per share plus any declared but unpaid dividends. In the event of a liquidation not sufficient to satisfy the intended liquidation provisions, Series B preferred stockholders will be given preference over the Series A preferred stockholders.

COMMON STOCK

Under certain conditions, the Company has the option to repurchase all or a portion of the unvested shares of common stock issued to the Company's founders and certain employees of the Company at the original purchase price per share. At December 31, 2001, 1,277,187 shares were unvested and will continue to vest at various rates through October 2004.

As of December 31, 2001, two of the Company's three founders had been involuntarily terminated. According to their employment agreements, a specific number of shares would become immediately vested in the event of involuntary termination. In addition, the Company accelerated the vesting of shares that would have originally been subject to repurchase on the termination date. Accordingly, the Company recorded $47,758 in compensation expense in 2001 related to this award modification.

2000 STOCK PLAN

In July 2000, the Board approved the adoption of the 2000 Stock Plan (the "Plan"), which authorizes the issuance of 2,800,000 shares of common stock under the plan. Under the terms of the Plan, the Board of Directors may grant incentive stock options ("ISOs") to employees and nonstatutory stock options ("NSOs") to employees, officers, directors and consultants.

Generally, the Company grants stock options at a price not less than 85% of the fair market value of the common stock on the date of the grant, as determined by the Company's Board of Directors. Options generally vest over a four-year period at a rate of 25% one year from the grant date and 1/48 monthly thereafter and expire a maximum of ten years from the date of grant. The stock options are exercisable immediately upon vesting.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

7.  STOCKHOLDERS' DEFICIT (CONTINUED)

2000 STOCK PLAN (CONTINUED)

A summary of activity under the Plan is as follows:

                                                                              OUTSTANDING OPTIONS
                                                                      -----------------------------------
                                                        SHARES                              WEIGHTED-
                                                     AVAILABLE FOR        NUMBER OF      AVERAGE EXERCISE
                                                        GRANT               SHARES       PRICE PER SHARE
                                                    -----------------------------------------------------
Initial authorized shares                                 2,800,000                  -   $              -
   Granted                                               (1,521,500)         1,521,500               0.11
   Canceled                                                  75,000            (75,000)              0.08
                                                    -----------------------------------------------------
Outstanding at December 31, 2000                          1,353,500          1,446,500   $           0.11
   Granted                                                 (828,000)           828,000               0.25
   Exercised                                                      -            (10,000)              0.08
   Canceled                                               1,344,500         (1,344,500)              0.17
                                                    -----------------------------------------------------
Outstanding at December 31, 2001                          1,870,000            920,000   $           0.17
                                                    =====================================================

The weighted average fair value of options granted to employees under the Plan in 2001 was $0.23 per share. The weighted average remaining contractual life of options outstanding under the Plan at December 31, 2001 was 8.60 years.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued)

7. STOCKHOLDERS' DEFICIT (CONTINUED)

2000 STOCK PLAN (CONTINUED)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2001:

                                            OUTSTANDING OPTIONS
                         ---------------------------------------------------------
                                                                  WEIGHTED-
                                                WEIGHTED-          AVERAGE
                                                AVERAGE          REMAINING          NUMBER OF
                            NUMBER OF        EXERCISE PRICE      CONTRACTUAL         OPTIONS
      EXERCISE PRICE         SHARES            PER  SHARE        LIFE (YEARS)      EXERCISABLE
-------------------------------------------------------------------------------------------------
       $    0.08             460,000         $    0.08                8.26           184,375
            0.20             225,000              0.20                8.79            67,969
            0.25             235,000              0.25                9.09            15,000
                        -----------------                                         ---------------
                             920,000                                                 267,344
                        =================                                         ===============

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION

The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying common stock on the grant date, no compensation expense is recorded.

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued

7. STOCKHOLDERS' DEFICIT (CONTINUED)

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION (CONTINUED)

For the period ended December 31, 2001, pro forma net loss and pro forma net loss per share were as follows:

                                                               PERIOD FROM         PERIOD FROM
                                                               FEBRUARY 15,        FEBRUARY 15,
                                                                  2000                2000
                                                              (INCEPTION)          (INCEPTION)
                                           YEAR ENDED           THROUGH              THROUGH
                                          DECEMBER 31,         DECEMBER 31,        DECEMBER 31,
                                             2001                 2000                 2001
                                         --------------------------------------------------------
Net loss                                  $(7,560,322)       $ (5,270,122)       $ (12,830,444)
Net loss - pro forma                      $(7,604,322)       $ (5,285,763)       $ (12,890,085)

The fair value of each option grant is estimated at the date of grant using a Black-Scholes option pricing model, assuming no expected dividends and with the following weighted-average assumptions for the period ended December 31, 2001:

Volatility                                                                              1.0
Risk-free interest rate                                                                   5%
Expected life of the option                                                          10 years
Expected dividend yield                                                                   0%

The pro forma impact of options on the net loss for the year ended December 31, 2001 is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

COMMON STOCK WARRANTS AND OPTIONS

The Company granted a warrant to purchase 35,000 shares of common stock to certain lessors. Such warrants were fully vested and exercisable at the issuance date and expire in December 2010. The fair value of these warrants is charged to expense over the period of the related lease term or the period in which services are received. The

                               HIGHERMARKETS, INC.
                          (a development stage company)

                    Notes to Financial Statements (continued

7. STOCKHOLDERS' DEFICIT (CONTINUED)

COMMON STOCK WARRANTS AND OPTIONS (CONTINUED)

Company also granted 10,000 options to a service provider that vested during 2000. The fair value of these warrants and options of $6,650 is being amortized and included in general and administrative expenses. The value of the warrant and options was estimated using the Black-Scholes option pricing model based on a weighted-average, risk-free interest rate of approximately 6%, an exercise period equal to the life of the warrant and option, volatility of 1.0 and no dividend yield.

In March 2001, the Company granted options to purchase 55,000 shares of common stock to members of the Company's strategic advisory council. The associated expense of $4,638 is included in general and administrative expenses.

In May 2001, the Company granted a warrant to purchase up to 500,000 shares of Series A preferred stock to a strategic partner for an exercise price of $1.24 per share. The fair value of the warrant of $115,000 is included in other assets in the accompanying balance sheet and will be charged to expense over the service term of two years. The value of the warrant and options was estimated using the Black-Scholes option pricing model based on a weighted-average, risk free interest rate of 5%, an exercise period equal to the life of the warrant or option, volatility of 1.0 and no dividend yield. As of December 31, 2001, $33,541 has been charged to expense for the warrant.

COMMON STOCK RESERVED FOR FUTURE ISSUANCE

The following shares of common stock were reserved at December 31, 2001:


Stock option plan                                                            2,790,000
Conversion of common stock warrants                                             35,000
Conversion of Series A preferred stock                                       4,839,746
Exercise and conversion of Series A preferred stock warrants                   500,000
Conversion of Series B redeemable preferred stock                           11,440,323
Exercise and conversion of Series B redeemable preferred stock warrants        124,998
                                                                          ---------------
                                                                            19,730,067
                                                                          ===============

8.  RELATED PARTY TRANSACTIONS

The Company will reimburse a holder of Series B Redeemable Convertible Preferred Stock for $160,409 of legal expenses incurred in connection with the purchase of Series B redeemable convertible shares. This amount is accrued as of December 31, 2001 and 2000.